Exhibit 99.1

BALDOR ELECTRIC COMPANY ANNOUNCES

MANAGEMENT CHANGE AND PROMOTION AND REPORTS 3rd QUARTER 2010 DIVIDEND

Fort Smith, Arkansas – August 2, 2010 - Baldor Electric Company (NYSE:BEZ) markets, designs and manufactures industrial electric motors, mechanical power transmission products, drives and generators. Baldor made the following announcements today after the recent Board of Directors meeting.

Management Change and Promotion

The Board of Directors announced that John A. McFarland plans to step down from his role as Baldor’s Chief Executive Officer on December 31, 2010. He will remain active as Executive Chairman and retain his position as Chairman of the Executive Committee. McFarland, who has worked with the Board on this transition for several years, recently celebrated his 40th anniversary with the Company.

“With sales growing and operating profits at record margins, this is the right time for me to step back from the day to day operations,” McFarland said. “During 2011, I will work a reduced schedule and focus my time on growth opportunities for Baldor.”

The Board of Directors has promoted Ronald E. Tucker to Chief Executive Officer and President effective January 1, 2011. Tucker currently serves as President and Chief Operating Officer and has been a member of the Board of Directors since 2007. Tucker has been with Baldor for more than 24 years, and he has been responsible for various aspects of the business including finance, manufacturing, and international sales and operations.

“Ron and I have worked closely together for many years, so his transition to CEO will be a smooth one for the Company. I respect Ron and have great confidence in his ability to lead Baldor in the years ahead,” said McFarland. “We have one of the strongest and most experienced management teams in the Company’s history. I look forward to continuing to be part of this team.”

Tucker said, “I am honored to be chosen as only the sixth CEO in Baldor’s 90-year history. Baldor is better positioned than ever to take advantage of the opportunities we have today and in the future. Continuing the success of the Company and maintaining the strong culture we have developed at Baldor will be the priorities moving forward.”

Cash Dividend … The Board of Directors declared a cash dividend of $0.17 per share on the Company’s common stock payable on October 8, 2010, to shareholders of record on September 17, 2010.

For more information contact:
John McFarland, Chairman and CEO	Phone:	479-648-5769
Ron Tucker, President and COO	Website:	www.baldor.com
Tracy Long, Vice President Investor Relations	Email:	Investorinfo@baldor.com

SOURCE Baldor Electric Company BEZ-G

BALDOR ELECTRIC COMPANY

P.O. Box 2400 — Fort Smith, Arkansas 72902-2400 — (479) 646-4711 — www.baldor.com